EXHIBIT 10.6

INDUSTRIAL DEVELOPMENT REVENUE BONDS,
CREDIT AGREEMENT DATED FEBRUARY 28, 2007

CREDIT AGREEMENT

Dated as of February 28, 2007

By and Between

ADVANCED FIBERGLASS TECHNOLOGIES, INC.,

M & W FIBERGLASS, LLC,

JAMIE L. MANCL AND JENNIFER MANCL

AS BORROWER

And

NEKOOSA PORT EDWARDS STATE BANK

Relating to:

$4,000,000
City of Wisconsin Rapids, Wisconsin
Industrial Development Revenue Bonds, Series 2007A, Series 2007B and Series 2007C
(Advanced Fiberglass Technologies Project)

TABLE OF CONTENTS
Page
RECITALS		1

AGREEMENT		1

ARTICLE I DEFINITIONS		1
1.01	Defined Terms	1
1.02	Other Terms	7

ARTICLE II PURCHASE OF THE BONDS; REPAYMENT OF THE LOAN		7
2.01	Purchase of the Bonds	7
2.02	Repayment of the Loan	7
2.03	Yield Protection	8

ARTICLE III REPRESENTATIONS AND WARRANTIES		8
3.01	Organization, Etc.	9
3.02	Authorization	9
3.03	No Conflicting Obligations	9
3.04	No Defaults	9
3.05	No Litigation	9
3.06	Financial Statements	9
3.07	Accuracy of Information	9
3.08	Taxes	10
3.09	Property	10
3.10	Licenses, Franchises	10
3.11	Places of Business; Collateral	10
3.12	Other Names	10
3.13	Federal Reserve Regulations	10
3.14	ERISA	11
3.15	Investment Company Act; Public Utility Holding Company Act	11
3.16	Environmental Laws	11

ARTICLE IV CONDITIONS PRECEDENT TO PURCHASE OF THE BONDS		11
4.01	Certain Related Documents	11
4.02	Bond Documents	11
4.03	Closing Certificate	11
4.04	UCC Searches	12
4.05	Insurance Certificates	12
4.06	Title Insurance	12
4.07	Survey. [Reserved]	12
4.08	Environmental Reports	12
4.09	Counsel Opinion	12
4.10	Real Estate Appraisals	12
4.11	Proceedings Satisfactory	13
4.12	Project Compliance	13
4.13	Supporting Documents	13

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ARTICLE IVA CONDITIONS TO BANK'S AGREEMENT TO PURCHASE BONDS AND TO FUND BORROWER'S REQUISITIONS		13
4A.1	Construction Contract	13
4A.3	Title Endorsements	13

ARTICLE V AFFIRMATIVE COVENANTS		13
5.01	Existence; Compliance With Laws; Maintenance of Business; Taxes	13
5.02	Maintenance of Property; Insurance	14
5.03	Financial Statements	14
5.04	Inspection of Property and Records/Bank Audits	15
5.05	Use of Proceeds	16
5.06	Bank Accounts	16
5.07	Compliance With Other Agreements	16
5.08	Compliance With Laws	16
5.09	Payment of Fees and Costs	17
5.10	Project Disbursements	17
5.11	No Liens; Plans; Covenants, Conditions and Restrictions	17
5.12	Project Lease	17
5.13	Key-Person Life Insurance	17
5.14	Minimum Tangible Net Worth	18
5.15	Debt Service Coverage Ratio	18
5.16	Total Indebtedness to Tangible Net Worth Ratio	18
5.17	Annual Resting of Line of Credit	18
5.18	Mortgage on After-Acquired Real Estate	18

ARTICLE VI NEGATIVE COVENANTS		18
6.01	Sale of Assets, Consolidation, Merger, Acquisitions, Etc.	18
6.02	Indebtedness	19
6.03	Liens	19
6.04	Guaranty	19
6.05	Loans, Investments	19
6.06	Compliance with ERISA	19
6.07	Restricted Payments	19
6.08	Project Lease – No Modification	20
6.09	Salaries	20
6.10	Change In Control	20

ARTICLE VII EVENTS OF DEFAULT		20
7.01	Events of Default Defined	20
7.02	Remedies Upon Event of Default	21

ARTICLE VIII MISCELLANEOUS		22
8.01	Indemnity	22
8.02	Assignability; Successors	22
8.03	Survival	22
8.04	Counterparts; Headings	22
8.05	Entire Agreement; Amendments	22

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8.06	Notices	22
8.07	No Waiver	24
8.08	Severability	24
8.09	Further Assurances	24
8.10	Conflicts and Ambiguities	24
8.11	Governing Law	24
8.12	Consent to Jurisdiction	25
8.13	Fees and Expenses	25
8.14	Assignments; Participations	26
8.15	WAIVER OF JURY TRIAL	26

SCHEDULE 1.01(a) - Project Real Property

SCHEDULE 3.11 - Places of Business/Locations of Collateral

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated February 28, 2007 (this “Agreement”), is made by and between ADVANCED FIBERGLASS TECHNOLOGIES, INC., a Wisconsin corporation (the “Corporation”), M & W FIBERGLASS, LLC, a Wisconsin limited liability company (the “LLC”), JAMIE L. MANCL, an individual resident of the State of Wisconsin, and JENNIFER MANCL, an individual resident of the State of Wisconsin (Jamie L. Mancl and Jennifer Mancl being referred to herein as the “Individual Borrowers”) (as used herein the term “Borrower” shall mean, the Corporation, the LLC and the Individual Borrowers, individually or collectively, as the context requires), and NEKOOSA PORT EDWARDS STATE BANK, Nekoosa, Wisconsin, as lender and as agent for the financial institutions from time to time parties hereto (the “Bank” or the “Original Purchaser”).

RECITALS

A.           The City of Wisconsin Rapids, Wisconsin (the “Issuer”), will issue its Industrial Development Revenue Bonds, Series 2007A, 2007B and 2007C (Advanced Fiberglass Technologies Project) in the aggregate principal amount of Four Million Dollars ($4,000,000) (the “Bonds”), pursuant to a Bond Agreement dated as of February 28, 2007 (the “Bond Agreement”), by and among the Issuer, the Borrower, Nekoosa Port Edwards State Bank, as trustee (the “Trustee”) and the Original Purchaser (the “Bond Agreement”).

B.           The proceeds derived from the issuance of the Bonds will be loaned to the Borrowers pursuant to the Bond Agreement, and used for (i) the construction of an approximately 70,000 square foot manufacturing facility to be located at 4400 Commerce Drive in the City of Wisconsin Rapids, Wisconsin (the “Facility”) to be owned by the LLC and leased to the Corporation and use in connection with the Corporation’s manufacturing business; and (ii) the acquisition and installation of equipment at the Facility (collectively (i) and (ii) are referred to herein as the “Project”).

C.           To provide the funds to be loaned to the Borrowers for payment of the costs of the Project, the Issuer has contracted for the sale of the Bonds to the Bank, and the Bank has agreed to purchase such Bonds in reliance on Borrowers’ agreeing to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01   Defined Terms.  As used herein, the following terms shall have the following meanings:

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented, modified or extended from time to time.

“Appraised Value” shall have the meaning set forth in Section 4.10.

“Bank” shall mean Nekoosa Port Edwards State Bank, a Wisconsin banking corporation, and its successors and assigns.

“Bond Agreement” shall mean the Bond Agreement dated as of February 28, 2007, by and among the Issuer, the Trustee, the Borrower and the Bank pursuant to which the Bonds shall be issued.

“Bond Documents” shall mean the Bonds, the Bond Agreement, the Promissory Note and all instruments, and other agreements executed by the Borrower in connection with the Bonds.

“Bond Proceeds” the proceeds of the sale of the Bonds such amount not to exceed $4,000,000 as may be advanced by the Original Purchaser under the Bond Agreement.

“Bond Rate” shall mean the then-applicable interest rate on the Bonds.

“Bond Year” shall mean, commencing with the Closing Date, each year ending on February 28 or February 29 (as applicable).

“Bonds” shall mean the Issuer’s Industrial Development Revenue Bonds, Series 2007A, Series 2007B and Series 2007C (Advanced Fiberglass Technologies Project) issued on the Closing Date, in the aggregate principal amount of Four Million Dollars ($4,000,000).

“Borrower” shall mean individually or collectively, as the context requires, the Corporation, the LLC, and the Individual Borrowers.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks are required or authorized to remain closed in the city in which the Bank’s Principal Office is located.

“Closing Date” shall mean February 28, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended and recodified from time to time.

“Collateral” shall mean all of the rights, interest and Property of Borrower granted to the Bank as collateral hereunder or to the Trustee as collateral under the Bond Documents and under the Related Documents, and all other rights, interests and Property from time to time granted to the Bank as collateral for the payment and performance of the Obligations.

“Collateral Assignment of Construction Contracts” shall mean the Collateral Assignment of Construction Contracts dated February 28, 2007 by Borrower in favor of the Trustee and the Bank, as amended, restated, supplemented, modified or extended from time to time.

“Collateral Assignment of Life Insurance” shall mean the Collateral Assignment of Life Insurance dated February 28, 2007 by Borrower in favor of the Trustee and the Bank, as amended, restated, supplemented, modified or extended from time to time.

“Corporation” shall mean Advanced Fiberglass Technologies, Inc., a Wisconsin corporation.

“Debt Service Coverage Ratio” of any entity or entities on any date shall mean the ratio of (i) EBITDAR for the 12-month period ending on the measurement date to (ii) interest expenses plus principal payments coming due during the 12-month period beginning on the day after the measurement date.

“Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Default Rate” shall mean a rate equal to the Bond Rate plus 3%, per annum.

“Disbursing Agreement” shall mean the Disbursing Agreement dated as of February 28, 2007, among the Borrower, the Bank, the Trustee and the Title Company, as amended, restated, extended, supplemented or otherwise modified from time to time.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and rent expense.

“Employer Plan” shall mean any pension or welfare benefit plan of Borrower.

“Environmental Law” or “Environmental Laws” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal or other handling or release of any hazardous substance, including without limitation, any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCBs, air pollutants, water pollutants, and other substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1802, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Chapters 254, 281, 283, 285, 287, 289, 291, 292, 293, 295 and 299 of the Wisconsin Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Commission, and the State of Wisconsin.

“Event of Default” shall have the meaning assigned in Section 7.01 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Borrower.

“Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” shall mean Fiberglass Piping & Fitting Company, a Wisconsin corporation.

“Guaranty” shall mean that certain Guaranty dated as of February 28, 2007 given by Guarantor in favor of the Trustee and the Bank.

“Indebtedness” shall mean all liabilities or obligations of Borrower, whether primary or secondary or absolute or contingent or secured or unsecured:  (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under leases that have been or should be capitalized according to GAAP consistently applied; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any Liens on assets of Borrower, whether or not the obligations secured have been assumed by Borrower.

“Individual Borrowers” shall mean Jamie Mancl and Jennifer Mancl, each an individual resident of the State of Wisconsin.

“Interest Payment Date” shall mean each date on which a payment of interest is due on the Bonds pursuant to Section 2.02 of the Bond Agreement.

“Issuer” shall mean the City of Wisconsin Rapids, a political subdivision of the State of Wisconsin.

“Lien” or “Liens” shall mean any mortgage, pledge, assignment, deposit, encumbrance, lien (statutory or other), deed of trust, security interest, or security agreement of kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“LLC” shall mean M & W Fiberglass, LLC, a Wisconsin limited liability company.

“Loan” shall mean the loan by the Issuer to the Borrower of the Bond Proceeds.

“Material Adverse Effect” shall mean (a) an Event of Default, (b) a material adverse change in the business, property, prospects, operations or condition (financial or otherwise) of the Borrower, (c) the termination of any material agreement to which the Borrower is a party which has a material adverse effect on the operations or condition of the Borrower, (d) any material impairment of the right to carry on the business as now or proposed to be conducted by the Borrower, or (e) any material impairment of the ability of the Borrower to perform the Obligations under this Agreement or the Related Documents. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.

 “Mortgage” shall mean that certain Construction Mortgage and Assignment of Leases and Rents dated as of February 28, 2007 and executed pursuant to the requirements hereof by Borrower in favor of the Trustee and the Bank which, among other things, grants to the Trustee and the Bank a mortgage on the Project Real Property, as amended, restated, supplemented, modified, or extended from time to time.

“Net Income” shall mean for any period, the net earnings of a Person as determined according to GAAP consistently applied, excluding the effect of (a) gains from a write up of assets, (b) gains from the acquisition of any securities, (c) gains resulting from the sale of any investments or capital assets, (d) amortization of any deferred credit arising from the acquisition of any Person, and (e) proceeds of any life insurance payable to such Person.

“Obligations” shall mean the obligation to make payments on the Promissory Note, and all mandatory prepayments, all costs, fees and expenses, all liabilities of Borrower under the Bond Documents, all liabilities of Borrower to the Bank, and all other Indebtedness of Borrower to the Bank, whether or not evidenced by this Agreement, including, without limitation, all liabilities under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements designed to protect against fluctuations in interest rates or currency exchange rates.

“Outstanding Bonds” shall mean, at any date, the aggregate principal amount of the Bonds on such date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Participants” shall have the meaning in Section 8.14.

“Payment Date” shall mean monthly on the 28th day of each month commencing March 28, 2007.

“Permitted Liens” shall mean, as to any Person: (a) Liens for taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens created by law, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Bank; and (e) Liens created by sellers of goods sold to such Person on open account, which Liens attach solely to the goods sold and secure solely the purchase price of said goods during the period during which said goods are in the possession of such Person on a trial or “approval” basis and before which the purchase price for said goods becomes due and payable.

“Person” shall mean an individual, partnership, corporation, firm, enterprise, business trust, joint stock company, trust, limited liability company, limited liability partnership unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Project” shall have the meaning assigned in Recital B.

“Project Lease” shall mean that certain Lease Agreement executed pursuant to the requirements hereof by and between the LLC, as lessor, and the Corporation, as lessee, pursuant to which Borrower leases the Project Real Estate to the Corporation, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Project Real Property” shall mean the real property (including improvements and accessions thereto) described on Schedule 1.01(a) attached hereto.

“Property” shall mean any interest of a Person in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Promissory Note” shall mean the Promissory Notes dated as of February 28, 2007 in the principal amounts of $3,000,000 (the “Series A Note”), $500,000 (the “Series B Note”), and $500,000 (the “Series C Note”), made by Borrower in favor of the Issuer and assigned to the Bank, as original purchaser of the Bonds.

“Related Documents” shall mean this Agreement, the Disbursing Agreement, the Mortgage, the Security Agreement, the Collateral Assignment of Construction Contracts, the Collateral Assignment of Life Insurance and all other certificates, resolutions, or other documents required or contemplated hereunder.

“Requirements of Law” shall mean, as to any matter, Property or Person, the articles of incorporation or organization and bylaws or operating agreement or other organizational or governing documents of such Person, and any law (including, without limitation, any zoning and Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

“Restricted Payments” shall mean, as to any Person, (a) dividends, distributions, or other payments by such Person based upon an ownership interest in said entity, or (b) purchases, redemptions or other acquisitions, direct or indirect, by such Person of an ownership interest in said entity, whether now or hereafter outstanding.

“Security Agreement” shall mean the Security Agreement dated February 28, 2007, among the Borrower, the Trustee and the Bank, all as amended, restated, supplemented, extended or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, a corporation of which shares of stock having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Tangible Net Worth” shall mean (1) the total of all of Corporation’s assets, excluding any noncompetition agreements, capitalized acquisition costs, goodwill and other intangibles, minus (2) the aggregate of all Corporation’s liabilities and reserves of every kind and character, all determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements described in Section 5.03 hereof.

“Title Company” shall mean Goetz Abstract & Title, Inc., as agent for Chicago Title Insurance Company, 132 1st Street North, Wisconsin Rapids, WI  54494, and its successors and assigns.

“Trustee” shall mean any trustee under the Bond Agreement from time to time, initially Nekoosa Port Edwards State Bank.

“UCC” shall mean the Uniform Commercial Code of the State of Wisconsin, as amended from time to time.

1.02  Other Terms.  Any capitalized terms used herein which are not defined shall have the meaning given such terms in the Bond Agreement.  Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

ARTICLE II
PURCHASE OF THE BONDS; REPAYMENT OF THE LOAN

2.01  Purchase of the Bonds.  On the Closing Date, the Issuer will issue the Bonds and lend the Loan to the Borrower and the Borrower will borrow the Loan from the Issuer, upon the terms and conditions set forth in the Bond Documents the amount (not to exceed) $4,000,000 of Bond Proceeds and cause such Bond Proceeds to be credited to the Project Fund for disbursement by the Trustee in accordance with Sections 3.01 and 4.02 of the Bond Agreement.  The Loan shall be evidenced by the Promissory Note.  The outstanding principal amount of the Loan shall at all times be equal to the principal amount of the Outstanding Bonds.

2.02  Repayment of the Loan.  The Borrower will pay to the Trustee at its Principal Office for the account of the Issuer, and for deposit in the Bond Fund, in immediately available funds on the last Business Day of each month the exact amount of interest and principal payable on each Payment Date in accordance with the Promissory Note and those provisions of Article IV of the Bond Agreement.  This section shall be construed so that the Borrower’s obligation, pursuant to this section, shall never be more than to have on deposit in the Bond Fund on any Payment Date the exact amount of principal and interest due on the Bonds on that Payment Date (except for the amount of additional payments required by Section 4.07 of the Bond Agreement, amounts necessary to provide for the mandatory redemption of Bonds at the time and in the manner provided in the Bond Agreement, including upon acceleration of the Loan pursuant to Section 9.03 of the Bond Agreement).  In the event that the Borrower should fail to make any of the payments required in this subsection, the item so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay such amount with interest thereon (including, to the extent permitted by law, interest on the overdue installments of interest) at the Default Rate.

2.03  Yield Protection.  If, after the Closing Date, the adoption of or any change in any Requirement of Law or the compliance of the Bank therewith:

(a) subjects the Bank to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding net income taxes and franchise taxes or any other tax based upon income imposed upon the Bank by the jurisdiction in which the Bank is incorporated or has its principal place of business), or changes the basis of taxation of principal, interest, fees or any other payments to the Bank in respect of this Agreement or any other Related Agreement, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank, or

(c) imposes any other condition the result of which is to increase the cost to the Bank of holding and owning the Bonds and the extensions of credit and accommodations contemplated by this Agreement or any Related Document, or reduces any amount receivable by the Bank in connection therewith, or requires the Bank to make any payment calculated by reference to the Outstanding Bonds, or amounts received by the Bank, by an amount deemed material by the Bank, then, within ten (10) days of demand by the Bank, the Borrower agrees that they shall pay the Bank that portion of such increased expense incurred or resulting in an amount received which the Bank determines is attributable to receiving any such payment or holding or owning the Outstanding Bonds.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to purchase the Bonds as provided herein, Borrower represents and warrants to the Bank that all of the matters set forth (or incorporated by reference) in the Bond Agreement are true and correct, and further represents and warrants to the Bank as follows:

3.01  Organization, Etc.  The Corporation is a corporation duly formed, and validly existing under the laws of the State of Wisconsin.  The LLC is a limited liability company duly organized, and validly existing under the laws of the State of Wisconsin.  Each Borrower has the requisite power and authority and all necessary licenses, permits and franchises to execute and deliver, and to perform its obligations under, this Agreement and each of the Related Documents and Bond Documents to which it is a party, and to grant the liens and security interests provided for in this Agreement and the Related Documents and to own its assets and conduct its business as presently conducted.

3.02  Authorization. The making, execution, delivery and performance of this Agreement the Related Documents by each Borrower are within the powers of such Borrower, and have been duly authorized by all necessary action on the part of such Borrower.  The valid execution, delivery and performance of this Agreement and the Related Documents by each Borrower and the consummation of the transactions contemplated hereby and thereby:  (a) do not and will not violate any term or provision of any Requirement of Law; and (b) are not and will not be subject to any approval, consent or authorization of any Person or Government Authority, other than those approvals, consents or authorizations that have already been obtained and remain in full force and effect.  This Agreement and the Related Documents are the valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

3.03  No Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents and compliance with their respective terms do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, Bond Agreement, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which any Borrower is a party or by which it or its Property is bound.

3.04  No Defaults.  No Borrower is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which such Borrower is a party or by which such Borrower or its Property is bound, or (c) any Indebtedness.

3.05  No Litigation.  There is no pending or, to the knowledge of any Borrower, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of each Borrower’s knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

3.06  Financial Statements.  The tax returns and financial statements which each Borrower previously provided to the Bank are accurate and complete.  There has been no Material Adverse Effect since the date of the latest of such statements.  Each entity Borrower’s Fiscal Year ends on December 31 of each year.

3.07  Accuracy of Information.  All information, certificates, forecasts, or statements given by Borrower to the Bank under this Agreement and the Related Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete in all material respects as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Borrower which is not set forth in this Agreement, the Related Documents, the Bond Documents or other documents, certificates, forecasts, or statements furnished to the Bank by or on behalf of any Borrower in connection with the transactions contemplated hereby which will, or which in the future may (so far as any Borrower can reasonably foresee), cause a Material Adverse Effect.

3.08  Taxes.  Each Borrower has filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended.  Each Borrower has paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been proposed, threatened or assessed against any Borrower.  There is no pending or, to the best of each Borrower’s knowledge, threatened tax controversy or dispute as of the date hereof.

3.09  Property.  Each Borrower has good and marketable title to all of its Property, including without limitation, the Property reflected in its balance sheets referred to in Section 3.06.  There are no Liens of any nature on any of the Property except Permitted Liens.  All Property useful or necessary in each Borrower’s business, whether leased or owned, is in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of each Borrower’s knowledge after diligent inquiry, conforms to all applicable Requirements of Law.  Each Borrower owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business of such Borrower as now conducted and proposed to be conducted without, individually or in the aggregate, any material infringement upon rights of other Persons.

3.10  Licenses, Franchises.  Each Borrower has all authorizations, licenses, permits and franchises of any Governmental Authority which are necessary for the conduct of its business as now conducted and as proposed to be conducted.  All of such authorizations, licenses, permits and franchises are validly issued and in full force and effect, and each Borrower has fulfilled and performed in all material respects all of its obligations with respect thereto and has full power and authority to operate thereunder.

3.11  Places of Business; Collateral.  The principal places of business and chief executive offices of each Borrower are located at the addresses specified on Schedule 3.11, and the books and records of each Borrower and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office.  All locations where collateral may be maintained are set forth on Schedule 3.11.

3.12  Other Names.  No Borrower has conducted business under any corporate, trade, “dba”, or fictitious names.

3.13  Federal Reserve Regulations.  No Borrower will directly or indirectly, use any proceeds of the Bonds to: (a) purchase or carry any “margin stock” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 221 and 224, as amended); (b) extend credit to other Persons for any such purpose or refund indebtedness originally incurred for any such purpose; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

3.14  ERISA.  Each Borrower and anyone under common control with such Borrower under Section 4001(b) of ERISA is in compliance in all respects with the applicable provisions of ERISA and: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employer Plan administered by any Borrower; and (e) each Borrower or the plan sponsor has timely filed all returns and reports required to be filed for each Employer Plan.

3.15  Investment Company Act; Public Utility Holding Company Act.  No Borrower is:  (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate of a “holding company” or a “subsidiary” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.16  Environmental Laws.  The business of each Borrower has been operated in full compliance in all respects with all Environmental Laws, and no Borrower is subject to liability under any Environmental Law relating to the conduct of its business or the ownership of its Property and no facts or circumstances exist which could give rise to such liabilities.  No notice has been served on any Borrower claiming any violation of Environmental Laws, asserting any liability under an Environmental Law, or demanding payment or contribution for a liability under an Environmental Law.

ARTICLE IV
CONDITIONS PRECEDENT TO PURCHASE OF THE BONDS

In addition to the terms and conditions otherwise contained herein, the obligation of the Bank to purchase the Bonds is conditioned upon the Bank receiving each of the following items in form, detail and content satisfactory to the Bank:

4.01  Certain Related Documents.  The execution and delivery of this Agreement, the Security Agreement, the Guaranty, the Mortgage, the Disbursing Agreement, the Collateral Assignment of Construction Contracts, the Collateral Assignment of Life Insurance, and all other certificates, resolutions, or other documents required or completed hereunder.

4.02  Bond Documents. The execution and delivery of the Bond Documents and the issuance and sale of the Bonds.

4.03  Closing Certificate.  Closing certificates from Borrower in form and substance acceptable to the Bank.

4.04  UCC Searches. A UCC report certified to by the Department of Financial Institutions of the State of Wisconsin indicating that no Borrower’s Property is subject to any security interest other than the Permitted Liens.

4.05  Insurance Certificates. Certificates of Borrower’s insurance coverages, showing insurance protection as required by this Agreement and the Related Documents.

4.06  Title Insurance.  Delivery to the Bank of commitments for mortgage title insurance issued by a title insurance company acceptable to the Bank under a current ALTA form:  (i) insuring that the LLC has a fee simple estate in the Project Real Property, subject to the Mortgage; (ii) insuring that the Mortgage is a valid paramount lien on the Project Real Property in an amount of $4,000,000, subject only to Permitted Liens; (iii) insuring against loss or damage incurred by reason of construction liens which are or may be prior to the lien of the Mortgage; (iv) excluding any exceptions for rights of parties in possession or matters which would be disclosed by surveys of the Project Real Property; and (v) containing gap and such other endorsements as the Bank may request.

4.07  Survey.  [Reserved].

4.08  Environmental Reports.  Receipt by the Bank of such environmental reports and site assessments with respect to the Project Real Property (including, without limitation, Phase I and other environmental inspections and soil tests) as the Bank may request, and receipt by the Bank of a completed environmental questionnaire with respect to the Project Real Property in such form as the Bank may request and satisfactory to the Bank in all respects.

4.09  Counsel Opinion.  Receipt by the Bank, from Haferman & Ilten, Stevens Point, Wisconsin, counsel to the Borrower, of satisfactory opinions as to (a) the due authorization, execution and delivery of this Agreement; (b) the other matters referred to in Sections 3.01, 3.02 and 3.03; and (c) such other matters relating to each Borrower and the validity and enforceability of this Agreement and the Related Documents as the Bank shall reasonably require; and the Bank shall have received from Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, bond counsel; (x) an approving opinion regarding the Bonds, including an opinion confirming the tax exempt status of interest on the Bonds; and (y) an opinion that the Bonds are exempt from registration under the Securities Act of 1933, as amended.

4.10  Real Estate Appraisals.  Receipt by the Bank of an as-built appraisal of the Project Real Property, prepared by an appraiser licensed in the State of Wisconsin selected by the Bank, which appraisal shall be addressed to the Bank, conform with applicable Requirements of Law as to form and content, be in form and substance satisfactory to the Bank, and reflect an appraised value of the Project Real Property equal to or more than $4,000,000 (the “Appraised Value”).   Bank acknowledges receipt of an appraisal acceptable to it in form and content.

4.11  Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement, the applicable Related Documents and the Bond Documents, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to the Bank and its counsel.

4.12  Project Compliance.  Borrower providing Bank evidence in form satisfactory to Bank the following: (i) proof the Project is in compliance with all applicable zoning laws, regulations and ordinances; (ii) a complete set of final working plans and specifications of the Project indicating conformance with all current state, federal, and local laws, codes, regulations, and ordinances (including handicap access regulations), and indicating a level of quality of the Project acceptable to Bank; and (iii) a complete cost breakdown of the Project on standard breakdown sheets, along with a copy of the major contracts and subcontracts for the Project.

4.13  Supporting Documents. Such additional supporting documents and materials as the Bank may request from the Borrower.

ARTICLE IVA
CONDITIONS TO BANK’S AGREEMENT TO PURCHASE BONDS
AND TO FUND BORROWER’S REQUISITIONS

In addition to the conditions otherwise contained herein, in the Bond Agreement and in the Disbursing Agreement, provided no Default or Event of Default exists hereunder and the representations and warranties of the Borrower hereunder and under the Related Documents shall be true and correct in all material respects at the time of such Requisition, the obligation of the Bank to purchase Bonds, and to fund Borrower’s Requisitions, is conditioned upon the Bank receiving each of the following items in form, detail and content satisfactory to the Bank, on or prior to the times indicated in the following:

4A.1     Construction Contract. Prior to disbursements for construction of the Project, the Bank shall receive a Collateral Assignment of Construction Contract acknowledged by the contractor, in form and content satisfactory to the Bank in its sole discretion.

4A.2     Title Endorsements. Prior to disbursements for construction of the Project, the Bank shall receive such additional endorsements to the title insurance commitment, including, access, contiguity, comprehensive Form 9 endorsements, and such other endorsements as the Bank may request, which endorsements may require an ALTA certified survey.

ARTICLE V
AFFIRMATIVE COVENANTS

While any Bonds or Obligations remain outstanding, each Borrower (as applicable) covenants that it shall, unless otherwise waived or consented to in writing by the Bank:

5.01  Existence; Compliance With Laws; Maintenance of Business; Taxes.

(a)  Maintain its existence;

(b)  Maintain all licenses, permits, rights and franchises reasonably necessary for the current and planned conduct of its business;

(c)  Comply in all respects with all Requirements of Law;

(d)  Conduct its business substantially as now conducted and proposed to be conducted; and

(e)  Pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided.

5.02  Maintenance of Property; Insurance.

      (a)  Keep all Property useful and necessary in its business, whether leased or owned, in good condition, repair and working order (ordinary wear and tear excepted) and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, additions and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

      (b)  Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by Persons engaged in the same or similar business of comparable size to Borrower and such other insurance as may be required by law or as may be reasonably required in writing by the Bank.  Without limiting the foregoing, Borrower shall obtain and provide to Bank a current builder’s risk insurance policy in an amount equal to the total construction cost of the Project Real Property (naming Bank as mortgagee), comprehensive general liability insurance, and workers compensation insurance covering all personnel working on the Project, hazard insurance insuring the Project Real Property against loss by fire, lightning, vandalism, malicious mischief and other risks customarily covered by a standard extended coverage endorsement, in an amount not less than the full insurable value of the Project and naming Bank as mortgagee and lender’s loss payee.  Unless otherwise indicated above, each policy providing liability coverage to the Borrower shall name the Bank as an additional insured, and each property insurance policy insuring the Project Real Property and any business interruption insurance shall name the Bank as an additional loss payee, as its interest appears.  All policies shall require the insurer to give the Bank 30 days’ prior written notice of the modification, cancellation or nonrenewal of the policy and contain a lender’s loss payable endorsement in favor of Bank satisfactory to Bank.  The Borrower shall furnish copies of all such insurance policies or a certificate evidencing that the Borrower have complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

5.03  Financial Statements.  Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Bank such information respecting the business, assets and financial condition of each Borrower, as Bank may reasonably request and, without request furnish to Bank:

    (a)  as soon as available, and in any event within 120 days after the close of each fiscal year, each Borrower shall provide Bank a copy of the tax return for such year as of the end of such fiscal year for such Borrower;

    (b)  as soon as available, and in any event within 120 days after the end of each fiscal year, consolidated and consolidating financial statements for the Corporation for each fiscal year, prepared in accordance with GAAP, and compiled by independent accountants acceptable to bank;

    (c)  as soon as available, and in any event within 120 days after the end of each fiscal year, internally prepared financial statements for the LLC for such fiscal year;

       (d)  as soon as available, and in any event within 30 days after the end of each fiscal quarter, consolidated and consolidating financial statements for the Corporation for each fiscal quarter, prepared in accordance with GAAP, all in reasonable detail and certified as true and correct, subject to review and normal year end adjustments, by the chief financial officer of Corporation;

       (e)  as soon as available, and in any event within 120 days after the end of each calendar year, a personal financial statement and tax return for the Individual Borrowers;

       (f)  as soon as available, and in any event within 120 days after the end of each fiscal year, internally prepared financial statements for the Guarantor;

    (g)  promptly upon learning of the occurrence of any of the following, written notice thereof to Bank, describing the same and the steps being taken with respect thereto: (i) the occurrence of any Default, (ii) the institution of, or any materially adverse determination or development in, any material litigation, arbitration proceeding or governmental proceeding, (iii) the occurrence of a “reportable event” under, or the institution of steps by any Borrower to withdraw from, or the institution of any steps to terminate, any Employer Plan as to which a Borrower may have liability, (iv) the commencement of any dispute with a third party which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document, or (v) any event which would have a Material Adverse Effect.

5.04  Inspection of Property and Records/Bank Audits.  At any reasonable time following reasonable notice (and as often as may be reasonably desired), permit representatives of Bank to visit the Project Real Property, examine its Property, books and records and discuss its affairs, finances and accounts with its officers or members (as applicable) and independent certified public accountants (who shall be instructed by the Borrower to make available to Bank the work papers of such accountants) and Borrower shall facilitate such inspections and examinations.

5.05  Use of Proceeds.  Use the entire proceeds of the Bonds solely for the purposes set forth in Recital B hereto and within three (3) years of the date hereof.  The amount used for the Project shall not exceed the lesser of (i) $4,000,000, or (iii) 100% of the construction cost of the Project plus the acquisition cost of the Project for equipment at the Facility.  The amount used for issuance and other eligible costs shall not exceed $80,000.

5.06  Bank Accounts.  Maintain its primary deposit and operating accounts with Bank.

5.07  Compliance With Other Agreements.  Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which such Borrower is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder.

5.08  Compliance With Laws.

(a)  Comply in all respects with all Requirements of Law.

(b)  Maintain at all times all permits, licenses and other authorizations required under Environmental Laws, and comply in all respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(c)  Notify the Bank promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated is the subject of an environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws or other potential claim or notice of threatened litigation or violation of a Requirement of Law, (ii) any Borrower has been or may be named as a responsible party subject to liability under any Environmental Laws, or (iii) any hazardous substance is located on any Property except in compliance with all Requirements of Law.

(d)  At any reasonable time following reasonable notice and as often as may be reasonably desired, permit the Bank or an independent consultant selected by the Bank to conduct an environmental audit satisfactory to the Bank for the purpose of determining whether Borrower and its Property comply with Environmental Laws and whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by Borrower with respect to any hazardous substance.  Borrower shall facilitate such environmental audit.  The Bank shall provide Borrower, at the request of the Borrower, with all reports and findings but the Borrower may not rely on such environmental audit for any purpose.  Any such environmental audit of the Borrower’s Property shall be at the expense of the Borrower at any time following an Event of Default or upon the occurrence of an event described in Section 5.08(c); provided, however, that the Bank’s environmental audit shall not be at the Borrower’s expense if (i) a Government Authority or a firm or firms of geotechnical engineers and/or environmental consultants hired by Borrower and reasonably acceptable to the Bank shall undertake to make an environmental audit, and (ii) the Borrower shall provide the Bank at the Borrower’s expense with, and the Bank shall be entitled to rely on, all reports and findings of such Government Authority or geotechnical engineers as soon as such reports and findings are made available to the Borrower.

5.09  Payment of Fees and Costs.

(a)  Pay the Bank all additional costs including, without limitation, wire transfer or other charges pertaining to the transfer of funds.

(b)  Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by the Bank with respect to negotiation, preparation and execution of this Agreement and the Related Documents, and any amendments thereof and supplements thereto, including, without limitation, appraisal fees, environmental inspection fees, and the reasonable fees of in-house and outside counsel.

(c)  Pay immediately upon receipt of an invoice all reasonable fees and expenses incurred by the Bank with respect to protection or enforcement (including collection and disposition of Collateral) of the Bank’s rights under this Agreement and the Related Documents, and all costs and expenses which may be incurred by the Bank with respect to an Event of Default as provided in Section 7.02, including, without limitation, reasonable fees of in-house and outside legal counsel.

5.10  Project Disbursements.  Assure that all disbursements for the Project are submitted and made through the Title Company in accordance with the Disbursing Agreement with construction endorsements satisfactory to Bank, and that all progress payments requested will be on forms satisfactory to Bank, and that prior to disbursement, construction progress will be verified to satisfy Bank that costs are and will be within budget.

5.11  No Liens; Plans; Covenants, Conditions and Restrictions.  Complete the Project so that the Project is free from Liens (except for Permitted Liens), built in accordance with the plans and specifications approved by Bank, and if requested by Bank, pay for and consent to Bank retaining an inspecting engineer to review the plans and specifications of the Project and to review and approve all draws, and completed in compliance with all covenants, conditions and restrictions on the Property.

5.12  Project Lease.  Upon the receipt of the certificate of occupancy for the Project, the LLC, as landlord, and the Corporation, as tenant, shall execute the Project Lease, which lease shall be in form and substance satisfactory to Bank.

5.13  Key-Person Life Insurance.  Maintain Key Person life insurance on the life of Jamie L. Mancl in an amount not less than $4,000,000 good, reputable and financially sound insurance underwriters insurance of such nature.  Such policy shall name Bank as mortgagee and lender’s loss payee and shall require the insurer to give the Bank 30 days’ prior written notice of the modification, cancellation or nonrenewal of the policy.  The Borrower shall furnish copies of such insurance policy or a certificate evidencing that the Borrower has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

5.14  Minimum Tangible Net Worth.  Commencing for the fiscal year ended December 31, 2007 and each fiscal year thereafter, the Corporation shall maintain a Tangible Net Worth of not less than $600,000 for 2007, and increasing annually by an amount equal to sixty percent (60%) of the Corporation’s Net Income, tested at the end of each fiscal year.

5.15  Debt Service Coverage Ratio.  The Corporation shall at all times maintain a Debt Service Coverage Ratio measured as of the last day of each fiscal quarter of not less than 1.25:1.0.

5.16  Total Indebtedness to Tangible Net Worth Ratio.  The Corporation shall at all times maintain a total Indebtedness to Tangible Net Worth Ratio measured as of the last day of each fiscal quarter of not more than 3.50:1.0.

5.17  Annual Resting of Line of Credit.  As a condition for Borrower’s line of credit facility with Lender, Borrower agrees to rest the line of credit and leave at zero (0) dollars the balance owing thereunder for a period of not less than thirty (30) consecutive days annually.

5.18  Mortgage on After-Acquired Real Estate.  The Borrower shall grant a first priority mortgage in favor of Trustee and Original Purchaser on any real estate acquired after the Closing Date, including Lot 2 of CSM 8590, City of Wisconsin Rapids, Wood County, Wisconsin, upon the acquisition of such real estate.

ARTICLE VI
NEGATIVE COVENANTS

Each Borrower covenants and agrees that, from and after the date of this Agreement and until the entire amount of the Obligations are paid in full and satisfied and no Bonds remain Outstanding, such Borrower shall not take any of the following actions:

6.01  Sale of Assets, Consolidation, Merger, Acquisitions, Etc.  (a) Except for sales of inventory in the ordinary course of business, sell, transfer, convey, or lease all or substantially all of its Property; (b) except for the Project Lease with the Corporation for sales of obsolete or worn out equipment in the ordinary course of business, sell, transfer, lease all or any part of the Project Real Property; (c) consolidate or merge with or into any other Person; (d) directly or indirectly, sell or transfer any Property, used or useful in its business, and thereafter lease such Property or other Property which it intends to use for substantially the same purposes; (e) create a Subsidiary; (f) purchase or otherwise acquire all or substantially all of the assets or stock of any Person; (g) enter into any joint venture; or (h) amend its articles of organization or operating agreement.

6.02  Indebtedness.  Issue, create, incur, assume, guaranty or otherwise become liable with respect to (or agree to issue, create, incur, assume, guaranty or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except:  (a) the Obligations; (b) current liabilities (other than for borrowed money) of Borrower incurred in the ordinary course of business which are not more than ninety (90) days overdue, unless being contested in good faith and with due diligence; (c) Indebtedness to the Issuer related to the Bonds; and (d) purchase money Indebtedness secured by Permitted Liens.

6.03  Liens.  Create or permit to be created or allow to exist any Lien upon or interest in any Property of Borrower except Permitted Liens.

6.04  Guaranty.  Guaranty or otherwise in any way become or be responsible for obligations of any other Person, directly or indirectly, including any agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services, an agreement for stock purchase or capital contribution or any other agreement or undertaking to pay or discharge the indebtedness of any Person, or otherwise, except for the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business.

6.05  Loans, Investments.  Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:  (a) accounts, chattel paper, and notes receivable created by Borrower in the ordinary course of business; (b) extensions of credit to customers of Borrower in the ordinary course of business and consistent with past practice, (c) investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of $20,000,000), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Rating Service or Moody’s Investors Services, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof; and (d) investments in open-end diversified investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like.

6.06  Compliance with ERISA.  (a) Terminate any Employer Plan so as to result in any material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employer Plan which would result in a material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a material liability to PBGC by reason of termination of any such Employer Plan.

6.07  Restricted Payments.  Without the Bank’s consent, make any Restricted Payments; provided, however, that, so long as no Default has occurred and is continuing or will occur as a result of any such payment, each Borrower may pay distributions to its members or shareholders (as applicable) for each member’s or shareholder’s state and federal tax liability for such member’s interest in such Borrower.

6.08  Project Lease – No Modification.  Modify or amend the Project Lease, after the same has been approved by the Bank and executed by the Corporation and the LLC.

6.09  Salaries.  Pay officer compensation in excess of $90,000 annually or otherwise excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation.

6.10  Change In Control.  Make no changes in the current ownership structure or management of either entity Borrower, without Bank’s consent.

ARTICLE VII
EVENTS OF DEFAULT

7.01  Events of Default Defined.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)  Failure to pay any of the Obligations when and as the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise;

(b)  Any Borrower fails to observe or perform any of the covenants, agreements or conditions contained in Article VI;

(c)  Any Borrower fails to observe or perform any of the other covenants, agreements or conditions contained in Article V which failure continues for a period of thirty (30) days following the delivery of written notice by the Bank specifying the existence of the default;

(d)  Any representation or warranty made by a Borrower herein or in any Related Document, or in any certificate, document or financial statement delivered to the Bank pursuant hereto or thereto shall prove to have been incorrect in any material respect as of the time when made or given;

(e)  This Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or any Borrower attempts to revoke or terminate this Agreement or any Related Document;

(f)  A final judgment (or judgments) shall be entered against any Borrower which singularly or when added to any other outstanding final judgment (or judgments) against such Borrower exceeds the aggregate amount of $10,000, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded, uninsured or unstayed after thirty days from the date of entry thereof;

(g)  Any Borrower:  (i) becomes insolvent; or (ii) is unable, or admits in writing its, his or her inability, to pay its, his or her debts as they mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its Property; or (iv) becomes the subject of an “Order for Relief’ as said term is defined under the United States Bankruptcy Code; or (v) files an answer to a creditor’s petition admitting the material allegations thereof for reorganization or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a receiver for any assets; or (vii) has a receiver appointed for any of its, his or her assets (with or without the consent of such Borrower) and such receiver shall not be discharged within ninety (90) days after the appointment; or (viii) otherwise becomes the subject of any insolvency proceeding or an out-of-court settlement with its creditors, not in the ordinary course of business;

(h)  Either Borrower (that is an entity) is dissolved or gives notice of dissolution to any claimant;

(i)  Any Borrower defaults (as principal or guarantor or otherwise) either in the payment of the principal of or interest on any other Indebtedness, or with respect to any of the provisions of any evidence of such Indebtedness or any agreement under which such evidence of Indebtedness may have been issued or secured, and such default shall continue for more than any period of grace, if any, specified in such instrument;

(j)  This Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or any Borrower attempts to revoke or terminate this Agreement or any Related Document;

(k)  There occurs an event of default under any of the Related Documents;

(l)  Any Borrower defaults (as principal or guarantor or otherwise) either in the payment of the principal of or interest on any other Indebtedness to the Bank, or with respect to any of the provisions of any evidence of such Indebtedness or any agreement under which such evidence of Indebtedness may have been issued or secured, and such default continues for more than any period of grace, if any, specified in such instrument; or

(m)  An event of default (as defined in the Bond Agreement) occurs and is continuing under the Bond Agreement.

7.02  Remedies Upon Event of Default.

(a)  Upon the occurrence of an Event of Default, all Obligations shall become immediately due and payable without demand, notice, presentment, protest or other action by the Bank, all of which are hereby waived by each Borrower.  The Bank shall have the right to notify the Trustee of said Event of Default, pursuant to Section 7.01(h) of the Bond Agreement, and to cause the acceleration of the payment of interest and principal on the Bonds.  The Bank shall have all of the rights and remedies provided to the Bank by the Related Documents, at law or in equity, and no remedy herein conferred upon the Bank is intended to be exclusive of any other remedy.  Upon the occurrence of an Event of Default, Borrower shall pay all costs and expenses which may be incurred by the Bank with respect thereto, including reasonable attorneys’ fees, and all such sums shall be and become a part of the Indebtedness of Borrower to the Bank.

(b)  The Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed to Borrower all or any part of the Obligations.  Each Borrower hereby grants to the Bank a security interest in and Lien on any such credit balance or other money.  The Bank shall give notice of its exercise of this remedy to the Borrower as soon as practicable.

ARTICLE VIII
MISCELLANEOUS

8.01  Indemnity.  Each Borrower shall defend, indemnify and hold harmless the Bank, and its directors, officers, employees and agents from and against any and all loss, cost, expense, damage or liability (including reasonable attorneys’ fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of or relating to any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of the Bonds or the entering into and performance of this Agreement, any Bond Document, any Related Document or any agreement, document or instrument related to any of the foregoing by the Bank, or the activities of any Borrower.  This indemnification will survive termination of this Agreement and the discharge and release of any Bond Documents and Related Documents.

8.02  Assignability; Successors.  No Borrower’s rights and liabilities under this Agreement are assignable in whole or in part without the prior written consent of the Bank.  The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank and the successors and permitted assigns of the Borrowers.

8.03  Survival.  All agreements and representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents.

8.04  Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  The section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

8.05  Entire Agreement; Amendments.  This Agreement and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof.  No statement or writing subsequent to the date hereof purporting to modify, alter or amend any portion hereof, including Borrower’s obligation to pay the amount due hereunder (whether at maturity, by reason of acceleration or otherwise), shall be effective unless consented to in a writing, which makes specific reference to this Agreement, and which has been signed by the party against which enforcement thereof is sought.  Any amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.06  Notices.  All communications, consents and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made (a) when delivered in hand or by courier, or (b) three days after being deposited in the mail (including private mail service), postage prepaid.  Communications, consents and notices shall be delivered personally or by certified or registered mail, postage prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

(i) If to Corporation:	Advanced Fiberglass Technologies, Inc. 2330 South 16th Street Wisconsin Rapids, WI 54495 Attn: Jamie L. Mancl Phone: (715) 421-2060 Fax: (715) 421-2048
with copies to:	Haferman & Ilten 1525 Main Street Stevens Point, WI 54481-2836 Attn: Mark O. Ilten, Esq. Phone: (715) 342-4700 Fax: (715) 342-9974
(ii) if to LLC:	M & W Fiberglass, LLC 2330 South 16th Street Wisconsin Rapids, WI 54495 Attn: Jamie L. Mancl Phone: (715) 421-2060 Fax: (715) 421-2048
with copies to:	Haferman & Ilten 1525 Main Street Stevens Point, WI 54481-2836 Attn: Mark O. Ilten, Esq. Phone: (715) 342-4700 Fax: (715) 342-9974
(iii) if to the Individual Borrowers:	Advanced Fiberglass Technologies, Inc. 2330 South 16th Street Wisconsin Rapids, WI 54495 Attn: Jamie L. Mancl Phone: (715) 421-2060 Fax: (715) 421-2048

with copies to:	Haferman & Ilten 1525 Main Street Stevens Point, WI 54481-2836 Attn: Mark O. Ilten, Esq. Phone: (715) 342-4700 Fax: (715) 342-9974
(iv) if to the Bank:	Nekoosa Port Edwards State Bank 405 Market Street P.O. Box 9 Nekoosa, WI 54457 Attn: Robb N. Sigler Phone: (715) 886-3104 Fax: (715) 886-3310
with copies to:	Whyte Hirschboeck Dudek S.C. 555 East Wells Street Suite 1900 Milwaukee, Wisconsin 53202-3819 Attn: Andrew J. Guzikowski, Esq. Phone: (414) 273-2100 Fax: (414) 223-5000

8.07  No Waiver.  Any action or inaction by the Bank, taken in the absence of the satisfaction of any condition imposed upon Borrower by the Related Documents, including those imposed by Sections 4.01 and 4.02 of this Agreement, shall not be deemed to constitute a waiver of any such condition by the Bank.

8.08  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.09  Further Assurances. Borrower agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Bank may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Bank its rights, powers and remedies hereunder.

8.10  Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

8.11  Governing Law.  The validity, construction, enforcement and performance of this Agreement shall be governed by the internal laws of the State of Wisconsin.

8.12  Consent to Jurisdiction. Borrower hereby irrevocably submits to the exclusive jurisdiction of any United States federal or Wisconsin state court sitting in Milwaukee, Wisconsin, in any action or proceeding arising out of or relating to this Agreement or any related documents, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by Borrower against the Bank, or any affiliate of the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any Related Documents shall be brought only in a United States federal or Wisconsin state court sitting in Milwaukee, Wisconsin.

8.13  Fees and Expenses.  Borrower shall reimburse the Bank for all out-of-pocket expenses incurred in connection with the preparation of this Agreement and the Related Documents (including, without limitation, filing and recording fees, appraisal expenses, survey expenses, hazard and title insurance premiums, inspections fees, and the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors retained in connection with this Agreement and the Related Documents and the transactions contemplated thereby and advice in connection therewith).  Borrower hereby shall reimburse the Bank for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants) for advice, assistance, or other representation in connection with:

(i) the purchase and holding by Bank of the Bonds;

(ii) any amendment, modification or waiver of, or consent with respect to, this Agreement, any of the Related Documents or any of the Bond Documents or advice in connection with the administration of the extensions of credit made pursuant hereto or its rights hereunder or thereunder;

(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, Borrower, or any other Person) in any way relating to the Collateral, this Agreement, any of the Bond Documents, any of the Related Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement, any of the Bond Documents or any of the Related Documents;

(iv) any attempt to enforce any rights of the Bank against Borrower, or any other Person that may be obligated to the Bank by virtue of this Agreement or any of the Related Documents;

(v) efforts to (A) monitor any of the Obligations, (B) evaluate, observe, assess Borrower or its affairs, and (C) verify, protect, evaluate, assess, appraise,

collect, sell, liquidate or otherwise dispose of any of the Collateral; including, without limitation, all the attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 8.13 shall be payable, on demand by Borrower to the Bank.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, attorneys, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

8.14  Assignments; Participations.  The Bank may at any time sell, assign or transfer to one or more banks or other entities (“Participants”) interests in this Agreement and the other Related Documents or any other interest of the Bank or extension of credit hereunder.  Borrower authorizes the Bank to disclose to any Participant and any such prospective Participants any and all financial information in the Bank’s possession concerning Borrower, and its affiliates which has been delivered to the Bank by or on behalf of Borrower pursuant to this Agreement or any Related Document or which has been delivered to the Bank by or on behalf of the Borrower in connection with the Bank’s credit evaluation of Borrower, and its affiliates prior to becoming a party to this Agreement.  Each Borrower agrees that if amounts outstanding under this Agreement or any Related Document are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of any Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement or such Related Document to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement or any Related Document.

8.15  WAIVER OF JURY TRIAL.  EACH BORROWER AND THE BANK HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS, THE OBLIGATIONS HEREUNDER AND THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  BORROWER AND THE BANK REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADVANCED FIBERGLASS TECHOLOGIES, INC., a Wisconsin corporation

By:	/s/ Jamie L. Mancl
Jamie L. Mancl, President

M & W FIBERGLASS, LLC, a Wisconsin limited liability company

By:	/s/ Jamie L. Mancl
Jamie L. Mancl, its sole member

/s/ Jamie L. Mancl
JAMIE L. MANCL, an individual resident of the State of Wisconsin

/s/ Jennifer Mancl
JENNIFER MANCL, an individual resident of the State of Wisconsin

NEKOOSA PORT EDWARDS STATE BANK, a Wisconsin banking corporation

By:	/s/ Robb N. Sigler
Robb N. Sigler, President

[Signature Page of Credit Agreement]

SCHEDULE 1.01(A)

PROJECT REAL PROPERTY

Lot 1 of Wood County Certified Survey Map No. 8590 recorded in Volume 29 of Survey Maps at Page 190, being part of the SE ¼ of the NE ¼ of Section 10, Township 22 North, Range 6 East, City of Wisconsin Rapids, Wood County, Wisconsin.

Tax Key No.:  Part of 34-09841 and Part of 34-09852

SCHEDULE 3.11

PLACES OF BUSINESS/LOCATIONS OF COLLATERAL

2330 South 16th Street
Wisconsin Rapids, WI  54495

4400 Commerce Drive
Wisconsin Rapids, WI  54495